SECOND AMENDMENT TO 2021 EQUITY INCENTIVE PLAN OF SIMULATIONS PLUS, INC. WHEREAS, the Board of Directors and stockholders of Simulations Plus, Inc. (the “Company”) have adopted the 2021 Equity Incentive Plan of Simulations Plus, Inc., dated April 9, 2021, as amended by that First Amendment to 2021 Equity Incentive Plan of the Company, dated as of February 9, 2023 (as amended, the “Plan”); WHEREAS, pursuant to Section 4(a) of the Plan, a total of 1,550,000 shares of the common stock, par value $0.001 per share, of the Company (“Common Stock”) have been authorized and reserved for issuance under the Plan; WHEREAS, the Company desires to increase the number of shares issuable under the Plan to 2,500,000 shares, including shares previously issued thereunder; and WHEREAS, Section 14 of the Plan permits the Company to amend the Plan from time to time, subject to certain limitations specified therein, including stockholder approval of certain amendments. NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan subject to, and effective as of the date of, the approval of stockholders of the Plan on February 8, 2024: 1. Section 4(a) of the Plan is hereby amended and restated to read in its entirety as follows: (a) Shares Subject to the Plan. Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the Award Shares that may be issued pursuant to Stock Awards shall not exceed in the aggregate two million five hundred thousand (2,500,000) shares of the Company’s Common Stock. Of such amount, two million five hundred thousand (2,500,000) Award Shares may be issued pursuant to Incentive Stock Options. 2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect. IN WITNESS WHEREOF, the Company has executed this Second Amendment to 2021 Equity Incentive Plan of Simulations Plus, Inc. as of February 8, 2024: SIMULATIONS PLUS, INC. By: Name: Its: Shawn O’Connor Chief Executive Officer